Exhibit 99.1

PAZOO Releases New Expansive Website Integrating State Of The Art User Friendly Back End Credit Card Processing System

CEDAR KNOLLS, N.J., July 16, 2012 /PRNewswire/ -- Pazoo, Inc., (OTCBB Symbol: PZOO) is pleased to announce that a more expansive multifaceted user friendly website is now available at www.pazoo.com. This newer version has many more features including new product offerings, easier navigation and a new state of the art back end processing system developed specifically for Pazoo.

The basic structure and navigation of the website is now in place. The addition of more than 10 new experts and their blogs will be immediately added as well as new interactive features that are expected to create a very exciting experience for the general public. Additionally, new products were uploaded into the PAZOO system and are now available for sale. In essence, PAZOO is working towards offering the premier health and wellness social community available anywhere. Over the coming months and beyond, www.pazoo.com will be adding additional features that will provide a more interactive experience as well.  The website traffic at www.pazoo.com has grown each month over the past 4 months, and exponential increases are expected in the coming months.

David M. Cunic, CEO of Pazoo, Inc., stated, "It is very exciting to now have the solid foundation in place that could be the springboard to our future success.  It is wonderful to see how our concept has matured to the point where website growth has led to product, information and service expansion on the website. This is now translating into solid growth in traffic as well as increases in sales."

About Pazoo, Inc.:
Pazoo, Inc.'s web site www.pazoo.com provides a warehouse of competitively priced products and an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. Featuring industry experts from the health and wellness industry as well as the pet industry, Pazoo.com offers a unique, multi-dimensional interactive web site where consumers can gain insights into health and wellness for themselves and their pets from leading industry experts.  Also, our team of medical, fitness, nutritional and pet professionals seek to enhance our customers' wellbeing by offering a limited, but high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: investor@pazoo.com
SOURCE Pazoo, Inc.